As filed with the Securities and Exchange Commission on November 16, 1999 Registration No. 333-______________

		     SECURITIES AND EXCHANGE COMMISSION
			    WASHINGTON, DC 20549

				  FORM S-8
			REGISTRATION STATEMENT UNDER
			 THE SECURITIES ACT OF 1933

		 PROGRESSIVE TELECOMMUNICATIONS CORPORATION
	     (Exact name of issuer as specified in its charter)

		  Nevada                                 95-3480640
     (State or other jurisdiction of                 (I.R.S. Employer
      incorporation or organization)                Identification No.)

	   601 Cleveland Street,
     Suite 930, Clearwater, Florida                         33755
(Address of Principal Executive Offices)                  (Zip Code)

				Employment Agreement
				  Stock Option Plan
			      (Full title of the Plan)


				Barry L. Shevlin, CEO
		    Progressive Telecommunications Corporation
			 601 Cleveland Street, Suite 930
			     Clearwater, Florida 33755
		      (Name and address of agent for service)

				 (727) 466-9898
	    (Telephone number, including area code of agent for service)

				    copies to:

			      Sommer & Schneider LLP
			  595 Stewart Avenue, Suite 710
			       Garden City, NY 11530
				  (516) 228-8181

	Approximate date of commencement of proposed sale to the public: Upon the effective date of this Registration Statement.



			   CALCULATION OF REGISTRATION FEE

				    Proposed        Proposed
Title of                            maximum         maximum
securities        Amount            offering        aggregate    Amount of
to be             to be             price per       offering     registration
registered        registered        share           price        fee(1)

Common Stock
Purchase Warrant  11,500             --              --           --

Common Stock(2),
$0.001 par value  11,500             $1.25          $14,375       $4.00

Common Stock      320,000            $5.00          $1,600,000    $444.80


TOTAL                                               $1,614,375    $448.80

(1) The fee with respect to these shares has been calculated pursuant to Rules 457(h) and 457(c) under the Securities Act of 1933 and based upon the average of the last price per share of the Registrant's Common Stock on November 10, 1999, a date within five (5) days prior to the date of filing of this Registration Statement, as reported by the NASDAQ SmallCap Market.

(2)     Issuable upon exercise of the Stock Options.

Documents Incorporated by Reference      X Yes              No



PART II

Item 3.         Incorporation of Documents by Reference.

		The following documents are incorporated by reference in this Registration Statement and made a part hereof:

(a) The Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1998;

(b) The Company's Quarterly Report on Form 10-Q for the quarter ended December 31 1998;

(c) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999;

(d) The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999;

(e) The Company's Current Report on Form 8-K for the event dated June 7, 1999 filed with the SEC on June 16,1999;

(f) The Company's Current Report on Form 8-K for the event dated July 30, 1999 filed with the SEC on August 6, 1999;

(g) The Company's Current Report on Amendment No. 1 to Form 8-K for the event dated July 30, 1999 filed with the SEC on October 13, 1999;

(h) The Company's Current Report on Form 8-K for the event dated October 1, 1999 filed with the SEC on October 6, 1999;

(i)     Definitive Proxy Statement dated July 7, 1999; and

(j) All other documents filed by the Company after the date of this Registration Statement under Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to the Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining in the Registration Statement and to be part thereof from the date of filing of such documents.

Item 4.         Description of Securities.

		Not Applicable





Item 5.         Interest of Named Experts and Counsel.

		Certain legal matters in connection with the shares being registered herein will be passed upon for the Company by the Law Offices of Sommer & Schneider LLP, 595 Stewart Avenue, Suite 710, Garden City, NY 11530. Mr. Herbert H. Sommer owns 130,000 shares of the Company's Common Stock and Mr. Joel C. Schneider owns 135,300 shares of the Company's Common Stock.

Item 6.         Indemnification of Directors and Officers.

		The Certificate of Incorporation and By-laws of the Company provide that the Company shall indemnify to the fullest permitted by Nevada law any person whom it may indemnify thereunder, including directors, officers, employees and agents of the Company. Such indemnification (other than as ordered by a court) shall be made by the Company only upon a determination that indemnification is proper in the circumstances because the individual met the applicable standard of conduct i.e., such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Company. Advances for such indemnification may be made pending such determination. Such determination shall be made by a majority vote of a quorum consisting of disinterested directors, or by independent legal counsel or by the stockholders. In addition, the Certificate of Incorporation provides for the elimination, to the extent permitted by Nevada law, of personal liability of directors to the Company and its stockholders for monetary damages for breach of fiduciary duty as directors.

		The Company has also agreed to indemnify each director and executive officer pursuant to an Indemnification Agreement with each such director and executive officer from and against any and all expenses, losses, claims, damages and liability incurred by such director or executive officer for or as a result of action taken or not taken while such director or executive officer was acting in his capacity as a director, officer, employee or agent of the Company. The obligations of the Company for indemnification is limited to the extent provided in the New York Business Corporation Act and is also limited in situations where, among others, the indemnitee is deliberately dishonest, gains any profit or advantage to which he is not legally entitled or is otherwise indemnified.

		Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


Item 7.         Exemption From Registration Claimed.

		Not Applicable.

Item 8.      Exhibits.

Number       Description

4.0          Employment Agreement dated November 9, 1999 between the Company
		and James Maquire

4.1          Agreement between the Company and Sommer & Schneider LLP dated
		November 10, 1999

4.3          1993 Incentive Stock Option Plan - incorporated by reference to
		Exhibit B to Proxy Statement Dated April 1, 1999

5.0             Consent and Opinion of Sommer & Schneider LLP

24.0            Consent of Jay J. Shapiro, C.P.A.

24.1            Consent of Meeks,  Dorman & Company P.A.

Item 9.         Undertakings.

		The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

	(a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

	(b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

	(c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

		Provided, however, that paragraphs (1)(a) and (1)(b) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by this paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)     That, for purposes of determining any liability under the Securities
	Act of 1933, each filing of the registrant's annual report pursuant to
	Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Item 310(b) of Registration S-B is not set forth in the prospectus, to deliver, or cause to be delivered, to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(6) To deliver or cause to be delivered with the prospectus to each employee to whom the prospectus is sent or given, a copy of the registrant's annual report to stockholders for its last fiscal year, unless such employee otherwise has received a copy of such report, in which case the registration shall state in the prospectus that it will promptly furnish, without charge, a copy of such report on written request of the employee. If the last fiscal year of the registrant has ended within 120 days prior to the use of the prospectus, the annual report of the registrant for the preceding fiscal year may be so delivered, but within such 120-day period the annual report for the last fiscal year will be furnished to each such employee.

(7) To transmit or cause to be transmitted to all employees participating in the Plans who do not otherwise receive such material as stockholders of the registrant, at the time and in the manner such material is sent to its stockholders, copies of all reports, proxy statements and other communications distributed to its stockholders generally.



				  SIGNATURES

	Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Clearwater, State of Florida, on November 15, 1999.

				    PROGRESSIVE TELECOMMUNICATIONS
				    CORPORATION

        					/s/ Barry L. Shevlin

				    Barry L. Shevlin, Chairman and CEO

	Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signatures                                             Date


/s/ Barry L. Shevlin                                   November 15, 1999
Barry L. Shevlin
Chairman and Chief Executive Officer


                                                      November 15, 1999
Tom Chubokas
President and Director


/s/ James C. Watson                                    November 15, 1999
James C. Watson
Executive Vice President and Director


/s/ Howard Tackett                                     November 15, 1999
Dr. Howard Tackett
Vice President and Director


/s/ James Wallace                                      November 15, 1999
James Wallace, Director


5
form s-8

1

form s-8